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                                                                    EXHIBIT 23.5


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-62172 of Emmis Communications Corporation on Form S-3 of our report dated September 5, 2000, on the combined financial statements of KZLA-FM and the related FCC broadcasting license owned by Bonneville Holding Company as of and for the year ended December 31, 1999, appearing in the Amendment No. 1 to Registration Statement No. 333-62160 on Form S-4 of Emmis Communications Corporation filed on June 21, 2001, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


DELOITTE & TOUCHE LLP


Salt Lake City, Utah
June 21, 2001